Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement of Civista Bancshares, Inc. on Form S-4 of our report dated March 6, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Civista Bancshares, Inc., appearing in the Annual Report on Form 10-K of Civista Bancshares, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this registration statement.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

June 6, 2018